Exhibit 12.1

E:	lou@bevilacquapllc.com
T:	202.869.0888
W:	bevilacquapllc.com

Revised, January 11, 2021

Arrived Homes, LLC

c/o Arrived Holdings, Inc.

999 3rd Avenue, Suite 3300

Seattle, WA 98105

Re: Offering Statement on Form 1-A of Arrived Homes, LLC

Ladies and Gentlemen:

We have acted as special counsel to Arrived Homes, LLC, a Delaware series limited liability company (the “Company”) in connection with the filing with the Securities and Exchange Commission (the “Commission”) of an Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq., or Regulation A, promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Offering Statement relates to the proposed issuance and sale by the Company in series offerings (the “Offerings”) of the indicated number of membership interests in the following series of the Company:

(i)	up to 22,500 membership interests in the Arrived Homes Series Lierly LLC series (the “Series Lierly Interests”);
(ii)	(ii) up to 23,000 membership interests in the Arrived Homes Series Soapstone LLC series (the “Series Soapstone Interests”);
(iii)	up to 22,319 membership interests in the Arrived Homes Series Patrick LLC series (the “Series Patrick Interests”);
(iv)	up to 22,143 membership interests in the Arrived Homes Series Pecan LLC series (the “Series Pecan Interests”);
(v)	up to 21,559 membership interests in the Arrived Homes Series Plumtree LLC series (the “Series Plumtree Interests”); and
(vi)	up to 21,028 membership interests in the Arrived Homes Series Chaparral LLC series (the “Series Chaparral Interests” and, together with the Series Lierly Interests, the “Series Soapstone Interests,” the Series Patrick Interests, the Series Pecan Interests and the Series Plumtree Interests, the “Series Interests”).

The terms and conditions of the Series Interests are established pursuant to the provisions of the Limited Liability Company Agreement of the Company dated as of July 30, 2020 (the “Operating Agreement”) and through the writing of a separate series designation for each of the series (together, the “Series Designations”), each of which is attached as an exhibit to the Operating Agreement. We understand that the Series Interests will be sold as described in the Offering Statement and pursuant to a form of subscription agreement, substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of Series Interests (the “Subscription Agreement”).

1050 Connecticut Ave., NW, Suite 500

Washington, DC 20036

PG. 2 January 11, 2021

In connection with the Offerings, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Formation of the Company, (ii) the Operating Agreement, (iii) the Series Designations, (iv) corporate proceedings, including the resolutions of the manager of the Company with respect to the Offerings, and (v) such other documents, records and matters of law as we have considered necessary in connection with the expression of the opinions hereinafter set forth.  We have also relied upon assurances of officers of the manager of the Company as to certain factual matters without having independently verified such factual matters.  We have also reviewed the Offering Statement and form of Subscription Agreement as filed with the Commission. We also have relied on information obtained from public officials and other sources believed by us to be reliable as to other questions of fact.  We have made no independent investigation as to any information received from the Company, representatives of the Company and/or public officials and we do not opine as to the accuracy of such factual matters.

In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to us by the Company on which we have relied, the genuineness of all signatures, the legal capacity of all signatories who are natural persons and the due execution and delivery of all documents by parties other than the Company.

The opinions we express herein are limited to matters involving the Delaware Limited Liability Company Act as currently in effect. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the securities covered by the Offering Statement.

Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that the Series Interests have been authorized by all necessary series limited liability company action of the Company and, when issued and sold in accordance with the terms set forth in the Operating Agreement, Series Designations, Offering Statement and Subscription Agreement against payment therefor in the manner contemplated in the Offering Statement, will be validly issued, fully paid and non-assessable.

This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BEVILACQUA PLLC

BEVILACQUA PLLC